Highwater Ethanol, LLC

Investor Update

July 2017
Volume 6, Issue 6

Highwater Ethanol, LLC

Contact Information:

24500 US HWY 14
PO BOX 96
Lamberton, MN
56152

PHONE:
(507) 752-6160

FAX:
(507) 752-6162

TOLL FREE:
(888) 667-3385

E-MAIL:
info@highwaterethanol.com

WEB ADDRESS:
highwaterethanol.com

Highwater Ethanol Highlights...

A message from the Highwater Ethanol, LLC CEO Brian Kletscher . . . .



We are nearing completion of our 8th year of operations at Highwater Ethanol, LLC. We have just completed the second quarter of our 2017 fiscal year. The progress toward our goal to continue to reduce debt has been steady which has allowed us to position Highwater Ethanol for the future.

Highwater Ethanol, LLC Production for the six months ended April 30, 2017: We ground approximately 10.456 million bushels of corn while producing approximately 30.460 million gallons of denatured ethanol for the six months ended April 30, 2017. We have also produced approximately 63,871 tons of DDGS and approximately 20,412 tons of Modified DGS.

Comparison of Highwater Ethanol guarantee for operations and how we are operating: From an efficiencies standpoint, it breaks down as follows:

	Current Operations	Guarantee
Denatured ethanol per bushels	2.91	2.8
Electricity Kw hours used per gallon	.68	.75
Natural Gas BTU used per gallon	25,330 btu	34,000 btu
Gallon of water used per gallon produced	2.00	no guarantee projected 3 – 4

.

Have a Safe and Fun Summer



The quality of corn from this past harvest in 2016 appears to be better than last year. We believe our plant efficiencies have the potential for continued improvement in the balance of fiscal year 2017. Highwater Ethanol takes pride in the efficient production and the team we have in place to run your facility. We will continue to push on our efficiencies, which we believe will increase our potential for a successful 2017. Your excellent employees have allowed your facility to become one of the most efficient facilities in the ethanol industry. We believe that these efficiencies will continue to provide future benefits for our investor owners

Debt Reduction: Debt reduction continues to progress. At April 30, 2017, we had long term debt of approximately $12.250 mm. with AgStar. We believe we have made strides in debt reduction, while maintaining your plant to continue to allow it to operate efficiently. The Highwater Ethanol Board of Governors and Highwater Ethanol Management's priority has been debt reduction for our first eight years of operations.

I want to personally thank our investors for being patient as we reduce our long - term debt. We believe this focus will allow Highwater Ethanol to remain competitive for years to come.

Construction: Construction was started on a 600,000 Bushel Grain bin in April 2017. The bin is currently being raised, and it is our intent to have this in operation by the middle of August 2017. With this additional grain bin, our storage capacity will be approximately 1.8 million bushels. We are also updating our scale system. Once installed, the hauler will have a card that is scanned that will pull up your name to ensure the proper accounts are credited for the corn delivery. This will also allow Highwater to be compliant with the Food Safety Modernization Act {FSMA} for our Distiller's, Modified Distiller's and Corn Oil customers. The system will ask specific questions to the drivers prior to products being loaded, the system will automatically document these transactions.

Other items of interest include repainting of pipes throughout our facility. Pipes are repainted to ensure longevity of use as rust from the outside can reduce the useable life of the pipes and lead to expensive repairs.

Permit: In May 2017, a permit to increase production to 70.2 million gallons of denatured ethanol was submitted to the Minnesota Pollution Control Agency. We are hopeful this permit can be approved in a short amount of time. The increase in production is expected to be reached with no capital improvements.

In early June 2017, Highwater invited area Fire Departments and the Redwood County Sheriff's Department and Redwood County Emergency Management to tour our facility. This opportunity to tour and review our fire suppression system was very well received by the 60 individuals that toured the facility. We would like to "Thank" the area Fire Departments for volunteering and Redwood County Sheriff Department for your services!


Happy 4th of July

Industry Information: As I have stated in prior newsletters the ethanol industry is a maturing industry and will continue to have its growing pains. We at Highwater Ethanol, LLC are doing our best for you to ensure that we are ready for the future. The Federal Government and export markets are just a few things that will continue to influence the ethanol industry. The ethanol/biofuels industry continues to progress in providing clean renewable fuel in the United States and worldwide. A highlight from our Federal Government occurred in late November with the announcement that the conventional biofuels volume requirement under the Renewable Fuels Standard was set at 15 billion gallons for corn ethanol.

Highwater Ethanol continues to support E10 blend, E15 blend for 2001 and new vehicles and higher blends if you have a flex fuel vehicle. We believe the ethanol industry can respond to meeting the higher blend rates. Highwater Ethanol continues to work with Minnesota BioFuels Association to promote ethanol use and we are working to finally move E15 forward in the State of Minnesota. The USDA provided grant funds to the State of Minnesota, with matching funds from Minnesota BioFuels Association, Minnesota Corn Growers Association, American Lung Association in Minnesota and Minnesota Department of Agriculture. This money is intended to be utilized to increase ethanol usage in the State of Minnesota by retrofitting current fueling stations with E15 pumps and blender pumps. As owners in the ethanol industry, each member should be doing their part in using a higher blend of ethanol and asking for the higher blends of ethanol if they are currently not available in your area. At the time of this newsletter over 150 stations in the State of Minnesota are offering E15.

Our Mission Statement: “To successfully operate a bio – energy facility, which will be profitable to our investor owners while contributing to the economic growth in the region. Highwater Ethanol is committed to the present while focusing on the future.”

Highwater Ethanol’s Vision Statement: Highwater Ethanol will identify opportunities that position the business to provide sustainable competitive advantages through short and long term core investments. A few core priorities that were identified include: 1) remain a low cost, efficient and high-quality producer; 2) Review new technology opportunities; 3) Review all opportunities within our core business; and 4) Continue long term debt reduction.

Highwater Ethanol web site: Look at the web site and make it your “go to” place to catch the markets or information on Highwater Ethanol.

Management Team: Our management team consists of Luke Schneider, CFO, Shane Rasset, Plant Manager, Tom Streifel, Risk/Commodity Manager, Derek Trapp, Operations Manager, Jon Osland, Maintenance Manager, Lisa Landkammer, EHS Manager and Tim Apitz, Lab Manager. We have positioned our team to be successful in the ethanol industry.

From Highwater Ethanol Board of Governors and the employees at Highwater Ethanol, LLC we wish everyone a safe 4th of July!!!

We will take care of the present as we focus on the FUTURE!

The Financial Insights with CFO Luke Schneider



Welcome to Summer 2017! The first six months of Highwater's fiscal year 2017 have already come and gone. Our 2nd Quarter, Form 10-Q, report was recently filed on June 8th. Our Net Income for the six-month period was just under $3.0 million. Even though margins tightened during the second quarter of our fiscal year, we continued to pay down our debt and move forward on our capital project.

Highwater has one major project ongoing. The Company has begun construction of an additional grain bin. This will mirror the 600,000 bushels of corn storage added last year. The estimated cost of this project is $1.6 million and we expect the project to be completed during the fourth quarter of this

Highwater has now made its final payment on the capital lease as of the middle of June. This will free up approximately $830,000 cash per year for other uses.

We will continue to focus on margin enhancing opportunities and look for ways to further optimize our plants performance.

Please find below the breakdown of Statement of Operations for both the 2nd Quarter individually and in total for the six-month period. Further detail regarding our financial performance can be found in our Form 10-Q filings that are available through our website.

Here's to a Great Second Half of Fiscal Year 2017!!

	Three Months Ended April 30, 2017 *(Unaudited)*	Six Months Ended April 30, 2017 *(Unaudited)*
Revenues	$ 23,718,623	$ 50,777,236
Cost of Goods Sold	23,127,166	45,993,969
Gross Profit	591,457	4,783,267
Operating Expenses	754,042	1,478,062
Operating Profit	(162,585)	3,305,205
Other Income (Expense)	(145,698)	(323,313)
Net Income	$ (308,283)	$ 2,981,892
Weighted Average Units Outstanding	4,814	4,854
Net Income (Loss) Per Unit	$ 64.04	$ 614.32

Plant Manager Happenings
By Shane Rasset



Hello from Highwater!

The first half of 2017 has been an exciting and learning time. The management and operations staff have been increasing production rates to see what your facility is capable of, while staying within permitted levels. We have seen the plant handle a 65-67 million gallon per year rate with very little bottle-necking issues and we have submitted a permit application to the MPCA that reflects this. A few new projects that have been completed or are currently in the works are the construction of another 600,000-bushel grain bin, the installation of a mechanical filter that will replace fabric filters currently used in the water treatment process, and metal and insulation replacement due to damage from recent storms.

We have completed two planned maintenance shutdowns so far in 2017 and have accomplished a lot of much needed TLC on the equipment. The surface water project appears to be well worth the effort as the water has been flowing from the quarry fast enough to keep our onsite storage pond full. Aquifer/ground water has not been used onsite since March 2016, this is viewed as great stewardship. The wet spring has also allowed us to reclaim approximately 7 million gallons of rainwater that directly displaces off site water. It is nice to see that the moisture has slowed down a bit and has allowed the farmers to get in and get a majority of their spring work completed.

Hopefully everyone has a safe and great summer!

In early June, area Fire Departments and the Redwood County Sheriff's Department and Redwood County Emergency Management were on site to tour our facility. The fire departments had the opportunity to tour and review our fire suppression system and get some hands-on experience with the equipment.





Commodity Talk with Tom Streifel



This is the time of year when writing a newsletter article can be treacherous as with the nature of commodities you can see dramatic changes from the time the article was written vs read making it likely that actual results will vary from those predicted. As of late June, reports on the regional corn crop once again look good. The estimate on national corn rating is 67% good to excellent, which would portray trend yield. If the US corn yield comes in as the last USDA guess of 170 bushels per acre, then we are likely looking at an ending stocks estimate near 2.0 billion bushels. This figure would be 200-300 million bushels smaller than what the market dealt with the past 8 months. One significant change this year vs last summer is a year ago Brazil had a poor corn crop vs this year it is reported to be above average. Their poor crop a year ago likely contributed to a strong export program out of the US last summer helping to absorb the heavy farm sales made ahead of the incoming harvest. It appears that there is no such luck this year for the US farmer which is reflected in basis levels (from the producer perspective). Highwater's corn bids currently show a $.50 carry from this July to July 2018 or another reason we expanded our storage capacity and plan to have them near full once construction is complete.